Exhibit 10.2
Targa Resources Investments Inc.
Long Term Incentive Plan
Performance Unit Grant Agreement

Grantee:

Date of Grant:	___, 200_

Number of Performance Units Granted:
     1. Performance Unit Grant. I am pleased to inform you that you have been granted the above number of Performance Units with respect to Common Units (“Common Units” or “Units”) of Targa Resources Partners LP (the “MLP”) under the Targa Resources Investments Inc. Long Term Incentive Plan (the “Plan”). A Performance Unit is a notional Common Unit of the MLP. Each Performance Unit also includes a tandem Distribution Equivalent Right (“DER”). A DER is a right to receive an amount equal to the cash distributions made with respect to a Common Unit after the Date of Grant and prior to payment of your Performance Unit, if earned. The terms of the grant are subject to the terms of the Plan and this Performance Unit Grant Agreement (this “Agreement”), which includes Attachment A hereto.
     2. Performance Goal and Payment. Subject to the further provisions of this Agreement, if, and to the extent, the Performance Goal (set forth on Attachment A) is achieved for the Performance Period (set forth on Attachment A), then as soon as reasonably practical following the end of the Performance Period you will receive, in cancellation of your Performance Units, an amount of cash equal to the product of (i) your number of Performance Units times (ii) the Performance Percentage (set forth in Item II on Attachment A) for the Performance Period times (iii) the Fair Market Value of a Common Unit on the last day of the Performance Period. In addition, you will receive cash relating to the amount of the DER that you are entitled to as described in Section 4. If, however, the minimum Performance Goal is not achieved for the Performance Period, all of your Performance Units and DERs will be cancelled automatically without payment at the end of the Performance Period.
     3. Vesting.
     (a) If you cease to be employed by Targa Resources Investments Inc. and its Affiliates (collectively, the “Company”) during the Performance Period for any reason other than as provided below, all Performance Units and tandem DERs awarded to you shall be automatically forfeited without payment upon your termination. For purposes of this Agreement, “employment with the Company” shall include being an employee or a Director of, or a Consultant to, the Company.
     (b) If you cease to be employed by the Company during the Performance Period as a result of your death or a disability that entitles you to disability benefits under the Company’s long-term disability plan, or your employment is terminated by the Company other than for Cause, you will be vested in any Performance Units that you are otherwise qualified to receive payment for based on achievement of the Performance

Goal at the end of the Performance Period. If you are a party to an agreement with the Company in which the term cause is defined, that definition of cause shall apply for purposes of the Plan and this Agreement. Otherwise, “Cause” means (i) failure to perform assigned duties and responsibilities (ii) engaging in conduct which is injurious (monetarily or otherwise) to the Company or any of its Affiliates, (iii) breach of any corporate policy or code of conduct established by the Company or breach of any agreement between the Company and you, or (iv) conviction of a misdemeanor involving moral turpitude or a felony.
     4. DERs. Beginning on the Date of Grant and ending on the last day of the Performance Period, on each date during such period that the MLP makes a cash distribution with respect to its Units you will be credited with an amount of cash equal to the product of (i) the cash distributions paid with respect to a Common Unit times (ii) your number of Performance Units. Your DERs shall be credited to a bookkeeping account by the Company. As soon as practical following the end of the Performance Period, your DER account will be paid (without interest) to you in cash or forfeited, as the case may be. The amount of your DER account to be paid to you will be equal to the product of the Performance Percentage times the amount credited to your DER account. DERs shall not be payable with respect to any Performance Unit that is forfeited or as to which you are not otherwise qualified to receive payment for based on the Performance Goal at the end of the Performance Period.
     5. Change of Control. Upon the occurrence of a Change of Control during the Performance Period, the Performance Percentage shall be deemed to be 100% and your Performance Units and all DER amounts, if any, then credited to you shall be cancelled on such date and you will be paid an amount of cash equal to the sum of (i) the product of (a) the Fair Market Value of a Common Unit times (b) the number of Performance Units granted to you plus (ii) the amount of DERs then credited to you, if any.
     6. Nontransferability of Award. The Performance Units and DERs may not be transferred, assigned, encumbered or pledged by you in any manner otherwise than by will or by the laws of descent or distribution. The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.
     7. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and, except as expressly provided in this Agreement, supersede in their entirety all prior undertakings and agreements between you and Targa Resources Investments Inc. and its Affiliates with respect to the same. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Texas.
     8. Withholding of Taxes. To the extent that the vesting or payment of Performance Units or DERs results in the receipt of compensation by you with respect to which the Company has a tax withholding obligation pursuant to applicable law, the Company shall withhold such tax from any payment due you hereunder.
     9. Amendments. This Agreement may be modified only by a written agreement signed by you and an authorized person on behalf of Targa Resources Investments Inc. who is expressly authorized to execute such document; provided, however, notwithstanding the foregoing, Targa Resources Investments Inc. may make any change to this Agreement without your consent if such change is not materially adverse to your rights under this Agreement.

     10. Plan Controls. By accepting this grant, you agree that the Performance Units and DERs are granted under and governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

TARGA RESOURCES INVESTMENTS INC.
By:
	Name:	Rene R. Joyce
	Title:	Chief Executive Officer

ATTACHMENT A
I.	The Performance Period shall begin on ___, 2007 and end on , 20_.

II.	Performance Goal

The payment of a Performance Unit will be determined based on the comparison of (i) the Total Return (as defined below) of a Common Unit for the Performance Period to (ii) the Total Return of a share of the common stock/unit of each member of the Peer Group for the Performance Period. Total Return shall be measured by (i) subtracting the average closing price per share/unit for the first ten trading days of the Performance Period (the “Beginning Price”) from the sum of (a) the average closing price per share/unit for the last ten trading days ending on the date that is 15 days prior to the end of the Performance Period plus (b) the aggregate amount of dividends/distributions paid with respect to a share/unit during such period (the result being referred to as the “Value Increase”) and (ii) dividing the Value Increase by the Beginning Price .

Peer Group Ranking	Performance
(out of 13 companies)	Percentage[1]
No. 1-7	100%
No. 8	83.33%
No. 9	66.67%
No. 10[2]	50%
No. 11-13	0%

[1]	The Performance Percentage between No. 7 and No. 10 is a percentage between 50% and 100% based on a comparison of the Total Returns described above.

[2]	No. 10 is the minimum Performance Goal for which there is a Performance Percentage.
III.	Adjustments to Performance Goals for Certain Events

If, during the Performance Period, there is a change in accounting standards required by the Financial Accounting Standards Board, the above performance goals shall be adjusted by the Committee as appropriate, in its discretion, to disregard the effect of such change.

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IV.	The Peer Group shall consist of the following companies:

Company	Ticker
Energy Transfer Partners	ETP
Oneok Partners	OKS
Copano Energy	CPNO
DCP Midstream	DPM
Regency Energy Partners	RGNC
Plains All American Pipeline	PAA
MarkWest Energy Partners	MWE
Williams Energy Partners	WPZ
Magellan Midstream	MMP
Martin Midstream	MMLP
Enbridge Energy Partners	EEP
Crosstex Energy	XTEX
Targa Resources Partners LP	NGLS
The Committee may add or delete companies from the Peer Group and provide a related adjustment in the rankings at any time during the Performance Period, wherever, in its discretion, such deletion or adjustment is appropriate to reflect that such peer company is no longer publicly traded or is determined by the Committee to no longer be a peer of the MLP (for example due to a member no longer being publicly traded) or to reflect any other significant event.
V.	Committee Certification

As soon as reasonably practical following the end of the Performance Period, the Committee shall review the results for the Performance Period and certify those results in writing to the Board. No Performance Units or DERs shall be paid prior to the Committee’s certification. However, Committee certification shall not apply in the event of a Change of Control.

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